EXHIBIT 99.1

Calgon Carbon Awarded $14.3-Million Water Treatment Contract For Prevention Of Disinfection Byproducts
PITTSBURGH, PA — December 15, 2009 — Calgon Carbon Corporation (NYSE: CCC) announced today that it has been awarded a contract from the City of Phoenix, Arizona to provide granular activated carbon (GAC) to two of its drinking water treatment plants to prevent the formation of disinfection byproducts in the city’s drinking water. The value of the contract is $14.3 million and includes the initial fill of GAC for both plants, beginning in 2010.
Under terms of the contract, Calgon Carbon will supply GAC and provide related services for the upgrades of the Deer Valley and Val Vista Water Treatment plants, which together process approximately 195-million gallons of water per day.
These upgrades are part of the City of Phoenix’s response to the U.S. Environmental Protection Agency’s Stage 2 Disinfection Byproducts Rule (DBP Rule) which was promulgated in 2006. The DBP Rule establishes maximum levels at which disinfection byproducts (DBPs) are permitted to be present in drinking water. DBPs are potentially harmful compounds that are formed when chlorine used to disinfect drinking water reacts with naturally occurring organic materials in the water. By removing the organic materials, activated carbon prevents DBPs from forming.
Calgon Carbon estimates that the DBP Rule could result in the installation of more than 600 new activated carbon systems in the U.S. Previous DBP-related contracts awarded to Calgon Carbon include a $7.1-million contract from the City of Palmdale, California, and a $2.3-million contract from the City of Scottsdale, Arizona. Commenting on the announcement, Bob O’Brien, senior vice president of Calgon Carbon, said, “We are pleased that the City of Phoenix has chosen Calgon Carbon’s products and services to support its progressive approach for drinking water treatment. We look forward to continuing to provide similar support to other communities in their efforts to comply with the Stage 2 Disinfection Byproducts Rule.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner. This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.
###